Exhibit 4.44

SECOND SUPPLEMENTAL INDENTURE
SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of April 12, 2013, between CAESARS ENTERTAINMENT OPERATING COMPANY, INC., a Delaware corporation (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Indenture.
W I T N E S S E T H :
WHEREAS CAESARS OPERATING ESCROW LLC, a Delaware limited liability company, CAESARS ESCROW CORPORATION, a Delaware corporation (together, the “Escrow Issuer”), and CAESARS ENTERTAINMENT CORPORATION, a Delaware corporation (the “Parent Guarantor”), have heretofore executed and delivered to the Trustee an indenture dated as of February 14, 2012, as supplemented by the first supplemental indenture, dated as of March 5, 2012 (as so supplemented, the “Indenture”);
WHEREAS Section 9.01 of the Indenture provides that the Issuer and the Trustee may amend the Indenture without notice to or consent of any holder to conform the text of the Indenture to any provision of the “Description of First Lien Notes” in the Offering Memorandum to the extent that such provision in the “Description of First Lien Notes” was intended to be a verbatim recitation of a provision of the Indenture; and
WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Second Supplemental Indenture;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.    Amendments. The last paragraph of Section 12.02 of the Indenture is hereby amended and restated in its entirety as follows:
"In addition, the Parent Guarantee will be automatically released upon the election of the Issuer and Notice to the Trustee if the guarantee by Caesars Entertainment of the Credit Agreement, the Existing Notes or any Indebtedness which resulted in the obligation to guarantee the Notes has been released or discharged."
2.    Ratification of Indenture; Second Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

3.    Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
4.    Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.
5.    Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
6.    Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
By:        /s/ ERIC HESSION
Name: Eric Hession
Title: Senior Vice President and Treasurer
U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By:        /s/ RAYMOND S. HAVERSTOCK
Name: Raymond S. Haverstock
Title: Vice President